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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF MORRIS, JAMES, HITCHENS & WILLIAMS]

                                JANUARY 13, 1998

Coast Federal Litigation
Contingent Payment Rights Trust
E. A. Delle Donne Corporate Center
Montgomery Building
1011 Centre Road
Wilmington, Delaware 19805-1266

          Re: COAST FEDERAL LITIGATION CONTINGENT PAYMENT RIGHTS TRUST

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Coast Federal Litigation Contingent Payment Rights Trust, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. This opinion letter is being furnished to you at your request.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies furnished to us of the following:

          (a) The Declaration of Trust of the Trust, dated as of January 8, 1998, between Coast Savings Financial, Inc. ("CSF") and the trustees of the Trust named therein;

          (b) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 8, 1998 (the "Certificate");

          (c) The form of the Amended and Restated Declaration of Trust of the
     Trust, dated as of             , 1998 (the "Declaration"), among CSF, as
     Sponsor, the trustees of the Trust named therein and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

          (d) The Form S-4 Registration Statement (Registration No. 333-     )
     (the "Registration Statement"), including a prospectus (the "Prospectus"), relating to the Contingent Payment Right Certificates of the Trust (each, a "CPR Certificate" and collectively, the "CPR Certificates"); and

          (e) A Certificate of Good Standing for the Trust, dated January 12, 1998, obtained from the Secretary of State.

     Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Declaration, except that reference herein to any document shall mean such document as in effect on the date hereof.

     For the purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
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     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity to the executed originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion letter, we have assumed (i) that the Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, and termination of the Trust, and that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person who is a Holder to whom a CPR Certificate is to be issued immediately prior to the Effective Time on the date hereof by the Trust (the "Holders"), of a certificate in the form attached as Exhibit B to the Declaration for such CPR Certificates, in accordance with the Declaration and as described in the Registration Statement, and (vii) that the CPR Certificates are duly authenticated and are issued to the Holders in accordance with the Declaration and as described in the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     The opinions in this letter are limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

     Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly formed and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del.
     C. sec. 3801, et seq. (the "Act").

          2. The CPR Certificates, when duly issued, executed and authenticated in accordance with the Declaration and as described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          3. The Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holders may be obligated to make payments as provided in the Declaration.

     We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and we consent to the use of our name under the heading "Validity of the CPR Certificates" in the Prospectus under the heading "The CPR Trust and the CPR
Certificates -- Validity of the CPR Certificates" in the Proxy Statement/Prospectus of CSF and H.F. Ahmanson & Company. In giving the foregoing consent, we do not hereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                          Very truly yours,

                                          Morris, James, Hitchens & Williams

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